Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement of Telomir Pharmaceuticals, Inc., on Form S-3 of our report dated March 29, 2024, with respect to our audit of the financial statements of Telomir Pharmaceuticals, Inc. as of December 31, 2023 and for the year then ended, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference our Firm under the caption “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

February 14, 2025